FIRST AMENDMENT TO AGREEMENT OF SALE

     This First Amendment to Agreement of Sale is entered into effective the 29th day of July, 1997, by and between CHURCHILL FORGE, INC., a Massachusetts corporation ("Purchaser"), and DEER OAKS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller and Purchaser entered in that one certain Agreement of Sale dated as of July 18, 1997 (the "Agreement"), with respect that certain property commonly known as the Deer Oaks Apartments, San Antonio, Texas, and being more particularly described therein (the "Property"); and

     WHEREAS, Paragraph 1 of the Agreement provides for a Purchase Price (as defined in the Agreement) for the Property of Seven Million Four Hundred Twenty-five Thousand and No/100 Dollars ($7,425,000); and

     WHEREAS, Paragraph 7.1 of the Agreement provides that Purchaser may inspect and investigate the feasibility of the Property for its purposes until August 4, 1997; and

     WHEREAS, in the course of its investigations and inspections, Purchaser delivered to Seller a letter dated July 22, 1997, wherein Purchaser identified certain title and survey objections (the "Objection Letter"); and

     WHEREAS, Purchaser has now completed its inspection of the Property; and

     WHEREAS, Purchaser has requested and Seller has agreed to reduce the purchase price for the Property by One Hundred Seventy-five Thousand and No/100 Dollars ($175,000.00) to Seven Million Two Hundred Fifty Thousand and No/100 Dollars ($7,250,000.00), provided Purchaser withdraws the objections identified in the Objection Letter and waives its right to terminate the Agreement pursuant to Paragraph 7.1 of the Agreement; and

     WHEREAS, Paragraph 12.1 contains a scrivener's error and the parties have agreed to correct same;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Paragraph 1 of the Agreement is hereby amended to provide that the Purchase Price for the Property shall be Seven Million Two Hundred Fifty Thousand and No/100 Dollars ($7,250,000.00).

     2. Purchaser's right to terminate the Agreement pursuant to Paragraph 7.1 is hereby terminated.
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     3.  Purchaser hereby withdraws all matters listed in the Objection Letter, provided the Title Company issues an owner's policy at closing which is substantially in conformity with the mark-up of the title commitment attached hereto as Exhibit "A" and incorporated herein for all purposes.

     4. The second clause of the first sentence of Paragraph 12.1 is hereby amended to read in its entirety as follows:

     "...security deposits which are refundable under the leases (which will be assigned to and assumed by Purchaser at Closing);..."

     5. All capitalized terms not defined herein shall have the same meaning as set forth in the Agreement. Except as amended by this First Amendment, all terms and provisions of the Agreement shall remain unchanged and the Agreement shall continue in full force and effect.

     Executed as of the date first written above, in multiple counterparts by the respective parties hereto, which taken together shall constitute a binding agreement.

                              PURCHASER:

                              CHURCHILL FORGE, INC.,
                              a Massachusetts corporation

                              By:   /s/ Frank M. Resnek
                                   -----------------------------------
                                        Frank M. Resnek
                                        President


                              SELLER:

                              DEER OAKS LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By: Deer Oaks, Inc., an Illinois corporation, its general partner

                              By:   /s/ Michael J. Becker
                                   -----------------------------------
                              Name:     Michael J. Becker
                                   -----------------------------------
                              Title:    Managing Director
                                   -----------------------------------